Exhibit 99.1

Vermillion Reports First Quarter 2017 Results

Conference Call at 8:30 a.m. ET Today

AUSTIN, Texas — May 11, 2017 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported on its financial results for the first quarter ended March 31, 2017.

Valerie Palmieri, President and CEO of Vermillion, Inc., stated, “The first quarter was a milestone as the first time we have seen quarter-over-quarter and year-over-year growth in territories in which we have sales representation. We were pleased to see consistent momentum in field sales progress and managed care contracts as we continue our march in 2017 to expand payer coverage and adoption of our OVA1 test.”

Recent Corporate Developments:

•	Achieved quarter-over-quarter and year-over-year test growth per day of 8% and 23%, respectively, in territories covered by our field sales force.
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Announced the foundational publication for our planned OVA1 plus 2.0 informatic product titled, “Evaluation of a Validated Biomarker Test in Combination with a Symptom Index to Predict Ovarian Malignancy.”

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In a 2016 study performed with 218 patients who presented with pelvic masses, the combination of a symptom index (SI) and OVA1 showed a sensitivity to detect primary ovarian malignancy of 100%, detecting both early and late stage cancers better than either SI or OVA1 alone. Additionally, the negative predictive value of SI and OVA1 combined was also 100%, indicating that all women that tested negative for both tests were certain not to have a primary ovarian malignancy.

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Signed an in-network, contracted agreement with Humana Military (administrator of the TriCare contract in the South Region), which serves about 2.5 million beneficiaries in the states of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, South Carolina, Tennessee, Texas (excluding El Paso) and Fort Campbell, Kentucky.

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Attained Certified Provider Status with all TriCare regions, resulting in a combined additional 9.4 million covered lives with positive OVA1 coverage (including the aforementioned TriCare South’s 2.5 million beneficiaries).

Q1 2017 Financial Results

Total revenue increased 44% in the first quarter of 2017 compared to the prior year quarter. Total revenue in the first quarter of 2017 was $726,000 compared to $505,000 in the same year-ago quarter. The first quarter 2017 revenue included $678,000 from product sales of OVA1 by ASPiRA LABS and $48,000 of service revenue from ASPiRA IVD. All prior year revenue was from product sales of OVA1 as ASPiRA IVD began operations in June 2016, and thus there was no comparable service revenue in the first quarter of the prior year. Product revenue increased 34% in the first quarter of 2017 compared to the prior year quarter.

There were 2,293 OVA1 tests performed during the first quarter of 2017 compared to the 2,265 OVA1 tests performed in the prior year quarter.  However, revenue on a per test performed basis increased to $296 in the first quarter of 2017 compared to $223 in the first quarter of 2016, representing a 33% increase.  This number compared to $281 in the fourth quarter of 2016, which was normalized for a one-time item of approximately $45,000 or $20 per test attributed to the resolution of billing issues with Novitas (our Medicare contractor).

Cost of product revenue for the first quarter of 2017 totaled $422,000 representing a 20% decrease from the prior year quarter due to lower consulting and personnel costs. In the first quarter of 2017, cost of service revenue totaled $305,000 for ASPiRA IVD services.

Total operating expenses in the first quarter of 2017 decreased to $2.7 million compared to $4.9 million in the same year-ago quarter, representing a decrease of 46%. The decrease was due primarily to commercial operating efficiencies as well as lower research and development costs following expiration of our collaboration agreement with The Johns Hopkins University School of Medicine and the clearance of Overa in March 2016.

Net loss for the first quarter of 2017 was $2.7 million or $(0.05) per share, as compared to a net loss of $4.9 million or $(0.09) per share in the same year-ago quarter.

As of March 31, 2017, cash and equivalents totaled $7.9 million, including the $5.1 million in net proceeds from our private placement of common stock and warrants in February 2017. The company utilized $2.6 million in cash in the first quarter of 2017. We plan for cash utilization to continue to decrease in the second quarter of 2017 with a goal of reducing our cash utilization to under $2.0 million per quarter over the balance of 2017.

Conference Call and Webcast

Vermillion’s President and CEO Valerie Palmieri will host a call today to discuss results followed by a question and answer period.

Thursday, May 11th @ 8:30am Eastern Time

Domestic:888-596-2629

International:913-312-0678

Conference ID:3158379

Webcast:http://public.viavid.com/index.php?id=123993

Replays, available through May 25th:

Domestic:844-512-2921

International:412-317-6671

Replay PIN:3158379

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (203) 993-8300.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases.  The company's initial in vitro diagnostic test, OVA1® (MIA), was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016 Vermillion received FDA clearance for Overa™, a Multivariate Index Assay 2nd Generation (MIA2G) test with significantly improved specificity and ease of use. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including plans with respect to our OVA1 plus 2.0 informatic product and expected cash utilization in future periods. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) Vermillion’s ability to increase the volume of OVA1 or Overa sales; (2) Vermillion’s ability to market its test through sales channels other than ASPiRA LABS; (3) failures by third-party payers to reimburse OVA1 or Overa or changes or variances in reimbursement rates; (4) Vermillion’s ability to secure additional capital on acceptable terms to execute its business plan; (5) Vermillion’s ability to commercialize Overa both within and outside the United States; (6) in the event that Vermillion succeeds in commercializing Overa outside the United States, the political, economic and other conditions affecting other countries (including foreign exchange rates); (7) Vermillion’s ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; (8) Vermillion’s ability to compete successfully; (9) Vermillion’s ability to obtain any regulatory approval required for Vermillion’s future diagnostic products; (10) Vermillion’s or its suppliers’ ability to comply with FDA requirements for production, marketing and post market monitoring of its products; (11) additional costs that may be required to make further improvements to Vermillion’s manufacturing operations; (12) Vermillion’s ability to maintain sufficient or acceptable supplies of immunoassay kits from its suppliers; (13) Vermillion’s ability to continue to develop, protect and promote its proprietary technologies; (14) future litigation against Vermillion, including infringement of intellectual property and product liability exposure; (15) Vermillion’s ability to retain key employees; (16) business interruptions; (17) legislative actions resulting in higher compliance costs; (18) changes in healthcare policy; (19) Vermillion’s ability to comply with environmental laws; (20) Vermillion’s ability to generate sufficient demand for ASPiRA LABS’ services to cover its operating costs; (21) Vermillion’s ability to comply with the additional laws and regulations that apply to it in connection with the operation of ASPiRA LABS; (22) Vermillion’s ability to comply with FDA regulations that relate to its products and to obtain any FDA clearance or approval required to develop and perform laboratory developed tests; (23) ASPiRA IVD’s lack of operating history; (24) ASPiRA IVD’s ability to generate and maintain business; (25) fluctuations over time with respect to ASPiRA IVD’s operating results; (26) ASPiRA IVD’s ability to enter into profitable contracts; (27) ASPiRA IVD’s ability to maintain effective information systems without significant interruption; (28) ASPiRA IVD’s ability to perform its services in compliance with contractual requirements, regulatory standards and ethical considerations; and (29) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$7,897	$5,242
Accounts receivable	326	275
Prepaid expenses and other current assets	398	498
Inventories	90	93
Total current assets	8,711	6,108
Property and equipment, net	1,731	1,911
Total assets	$10,442	$8,019
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$568	$881
Accrued liabilities	1,477	1,464
Short-term debt	186	182
Other current liabilities	32	34
Total current liabilities	2,263	2,561
Non-current liabilities:
Long-term debt	1,593	1,667
Other non-current liabilities	47	29
Total liabilities	3,903	4,257
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares authorized at
March 31, 2017 and December 31, 2016; 56,089,245 and 52,328,492 shares issued and outstanding at March 31, 2017 and December 31, 2016,
respectively	56	52
Additional paid-in capital	394,712	389,266
Accumulated deficit	(388,229)	(385,556)
Total stockholders’ equity	6,539	3,762
Total liabilities and stockholders’ equity	$10,442	$8,019

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenue:
Product	$678	$505
Service	48	-
Total revenue	726	505
Cost of revenue(1):
Product	422	528
Service	305	-
Total cost of revenue	727	528
Gross profit (loss)	(1)	(23)
Operating expenses:
Research and development(2)	225	934
Sales and marketing(3)	1,023	2,280
General and administrative(4)	1,407	1,659
Total operating expenses	2,655	4,873
Loss from operations	(2,656)	(4,896)
Interest income (expense), net	(12)	3
Other income (expense), net	(5)	(4)
Net loss	$(2,673)	$(4,897)
Net loss per share - basic and diluted	$(0.05)	$(0.09)
Weighted average common shares used to compute basic and diluted net loss per common share	54,123,038	52,113,137
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$39	$24
(2) Research and development	3	31
(3) Sales and marketing	37	42
(4) General and administrative	215	126